Exhibit 99.1

Investor Contact:

John Mills

Partner

ICR

310.954.1105

Limoneira Company Announces First Quarter Fiscal Year 2014 Financial Results

- First Quarter Revenue Increased 49% Versus Last Year -

- First Quarter Lemon Sales Increased 50% Versus Last Year –

- $1.9 Million Improvement in First Quarter Results of Operations Versus Last Year -

- Company Reiterates Fiscal Year 2014 Outlook; Continues to Expect 30% Increase in Operating Income -

Santa Paula, CA., March 10, 2014 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California and Arizona, today reported financial results for the first quarter ended January 31, 2014.

Fiscal Year 2014 First Quarter Results

For the first quarter of fiscal year 2014, revenue was $25.9 million, compared to revenue of $17.4 million in the first quarter of the previous fiscal year. Agribusiness revenue was $24.7 million, compared to $16.3 million in the first quarter last year, primarily reflecting higher lemon revenue. Rental operations revenue was $1.1 million in the first quarter of fiscal year 2014, compared to $1.0 million in the first quarter last year. Real estate development revenue was $44,000, compared to $48,000 in the first quarter last year.

Agribusiness revenue for the first quarter of fiscal year 2014 includes $20.9 million in lemon sales, compared to $14.0 million of lemon sales during the same period of fiscal year 2013, reflecting a higher average price per carton due to more favorable market conditions, partially offset by a lower number of cartons of fresh lemons sold. As anticipated, due to the typical seasonality of the avocado crop, the Company did not record significant avocado sales during the first quarter of fiscal year 2014. The Company recognized $1.9 million of orange revenue in the first quarter of fiscal year 2014, compared to $1.4 million of orange revenue in the same period of fiscal year 2013, reflecting higher average prices per field box partially offset by a lower number of field boxes sold. Specialty citrus and other crop revenues were $1.9 million in the first quarter of fiscal year 2014, compared to $0.9 million in the first quarter of fiscal year 2013 resulting from higher average prices and sales volume.

Costs and expenses for the first quarter of fiscal year 2014 were $28.1 million, compared to $22.7 million in the first quarter of last fiscal year. The year-over-year increase in operating expenses primarily reflects increased agribusiness costs associated with the Company’s expanded agribusiness, including the acquisitions of Associated Citrus Packers, Inc. (“Associated”) and Lemons 400, compared to the same period last year.

Operating loss for the first quarter of fiscal year 2014 was $2.2 million, compared to $5.3 million in the first quarter of the previous fiscal year.

EBITDA was ($1.1) million in the first quarter of fiscal year 2014, compared to ($4.4) million in the same period of fiscal year 2013. A reconciliation of EBITDA to the GAAP measure net income is provided at the end of this release.

In the first quarter of fiscal year 2014 all interest incurred was capitalized on non-bearing orchards, real estate development projects and significant construction in progress. In the first quarter of fiscal year 2013, the Company’s interest expense was $0.1 million. Non-cash interest income as a result of fair value adjustments on the Company’s interest rate swap was zero in the first quarter of fiscal year 2014, compared to $0.2 million in the same period of the prior year. The interest rate swap that generated income in prior periods expired in the third quarter of fiscal year 2013.

Net loss applicable to common stock, after preferred dividends, for the first quarter of fiscal year 2014 was $1.3 million, compared to $3.2 million in the first quarter of fiscal year 2013. Loss per diluted share for the first quarter of fiscal year 2014 was $0.09 on approximately 14.0 million weighted average diluted common shares outstanding, compared to loss per diluted share of $0.28 on approximately 11.2 million weighted average diluted common shares outstanding in the same period of the prior year. The year-over-year increase in shares outstanding is primarily due to the Company’s February 2013 public offering of common stock and shares issued in connection with the acquisition of Associated.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, “We are pleased to report a solid start to fiscal year 2014. While our results reflect the anticipated seasonality of our agribusiness in the quarter, we achieved strong year-over-year revenue growth and operating results, primarily driven by higher lemon sales. Our acquisition of Associated mitigated a portion of the seasonality of our business contributing approximately $2.0 million of operating income for the quarter and underscores our ability to successfully integrate acquired orchards into our operations. We look forward to capitalizing on strategic opportunities to further expand our agribusiness acres going forward. Based on our year-to-date results and outlook for the remainder of the year, we are reiterating our previously issued guidance.”

“In December 2013, we entered into a construction contract that includes design and construction services for the expansion of our lemon packing facilities.  The project is expected to increase the efficiency of our packing facilities and once completed, which is expected to be in fiscal year 2015, our annual lemon packing capacity is estimated to be approximately twice what it is today.”

Mr. Edwards continued, “We continue to make progress towards breaking ground on East Area 1. We are currently working on tract mapping plans and we are pleased with the progress to-date on the rock remediation we began during the first quarter. We continue to engage in discussions with leading home builders and remain focused on our goal to break ground on the project and begin selling homes during fiscal year 2015. ”

“Lastly, even with the current drought in California, we believe our extensive water resources including water rights, usage rights and pumping rights associated with our property provide adequate supplies of water for our agribusiness as well as our real estate development and rental operations.”

Balance Sheet and Liquidity

The Company had working capital of $2.6 million at the end of the first quarter of fiscal year 2014. Long-term debt as of January 31, 2014 was $71.3 million, compared to $61.6 million at October 31, 2013. The increase in long-term debt was primarily due to typical seasonality of our business and to expenditures on strategic initiatives such as the expansion of our lemon packing facilities and construction of additional farm worker housing units.

Real Estate Development

During the first quarter of fiscal year 2014, the Company executed its on-going real estate development strategy by capitalizing development costs of $909,000. In the first quarter of fiscal year 2013, the Company capitalized real estate development costs of $1,330,000.

Recent Business Highlights

The Company continues to benefit from the success of its direct lemon sales and marketing strategy. In the first quarter of fiscal year 2014, lemon sales were comprised of approximately 65% to U.S. and Canada-based customers, 34% to domestic exporters and 1% to international customers.

Alex Teague, Senior Vice President stated, “We increased the number of direct lemon customers to approximately 140, underscoring the success of our sales team. Our business is also benefitting from strategic acquisitions that we made last year, including the acquisition of Associated in Yuma, Arizona, and lemon orchards in Porterville, California. We are now better positioned to provide lemons to our customers on a year round basis. We look forward to another strong year of agribusiness in fiscal year 2014.”

Fiscal Year 2014 Outlook

The Company is reiterating its previously issued guidance.

For the second quarter of fiscal year 2014, the Company expects to realize incremental revenue and earnings resulting from the acquisition of Lemons 400.

For the fiscal year ending October 31, 2014, the Company expects to sell between 3.0 million to 3.3 million cartons of fresh lemons, and expects to sell approximately 6.0 million pounds of avocados. The California avocado crop typically experiences alternating years of high and low production due to plant physiology. Fiscal year 2013 was a high avocado production year and fiscal year 2014 is expected to be a lower avocado production year. Lemon and avocado prices are expected to be higher in fiscal year 2014 than fiscal year 2013 due to lower industry production.

The Company expects to earn approximately $7.0 million in operating income in fiscal year 2014, representing approximately a 30% increase over fiscal year 2013 operating income of $5.3 million. The expected increase in operating income is primarily due to the additional lemon revenues to be generated by the acquisitions of Associated and Lemons 400, partially offset by lower expected avocado revenues. Fiscal year 2014 pre-tax earnings are anticipated to be similar to fiscal year 2013 as $1.3 million of earnings from asset sales and $0.7 million in interest rate swap income realized in fiscal year 2013 are not expected to recur in fiscal year 2014.

The Company began fiscal year 2014 with approximately 2,300 additional agricultural acres, representing a 30% increase compared to the beginning of fiscal year 2013.

Conference Call Information

The Company will host a conference call and audio webcast on March 10, 2014, at 1:30 pm Pacific Time (4:30 pm Eastern Time) to discuss its financial results. To access the conference call, participants in the U.S. should dial (877) 718-5098, and international participants should dial (719) 325-4870.  Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company's website at www.limoneira.com. Visitors to the website should select the "Investor" link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through March 24, 2014, by calling (877) 870-5176 from the U.S. or (858) 384-5517 from international locations to access the playback; passcode is 3682788.

About Limoneira Company

Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 10,000 acres of rich agricultural lands, real estate properties and water rights in California and Arizona. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes impairments on real estate development assets when applicable, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. Unaudited EBITDA is summarized and reconciled to net income, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Three months ended January 31,
	2014	2013

Net loss	$(1,219,000)	$(3,122,000)
Total interest income, net	(20,000)	(121,000)
Income tax benefit	(717,000)	(1,655,000)
Depreciation and amortization	817,000	542,000
EBITDA	$(1,139,000)	$(4,356,000)

Limoneira Company

Consolidated Balance Sheets (unaudited)

	January 31, 2014	October 31, 2013
Assets
Current assets:
Cash	$58,000	$82,000
Accounts receivable, net	11,738,000	6,419,000
Note receivable – related party	17,000	-
Cultural costs	1,632,000	4,124,000
Prepaid expenses and other current assets	3,549,000	2,972,000
Income taxes receivable	840,000	-
Total current assets	17,834,000	13,597,000

Property, plant and equipment, net	89,809,000	86,210,000
Real estate development	84,328,000	83,419,000
Equity in investments	1,708,000	1,800,000
Investment in Calavo Growers, Inc.	15,190,000	14,845,000
Note receivable – related party	-	17,000
Notes receivable	2,043,000	2,024,000
Other assets	8,223,000	8,002,000
Total assets	$219,135,000	$209,914,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,997,000	$4,784,000
Growers payable	6,089,000	2,325,000
Accrued liabilities	2,816,000	6,280,000
Fair value of derivative instrument	766,000	717,000
Current portion of long-term debt	573,000	569,000
Total current liabilities	15,241,000	14,675,000
Long-term liabilities:
Long-term debt, less current portion	71,264,000	61,563,000
Deferred income taxes	18,841,000	18,540,000
Other long-term liabilities	4,185,000	4,483,000
Total long-term liabilities	94,290,000	84,586,000
Commitments and contingencies
Stockholders’ equity:
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 30,000 shares issued and outstanding at January 31, 2014 and October 31, 2013) (8.75% coupon rate)	3,000,000	3,000,000
Series A Junior Participating Preferred Stock – $.01 par value (20,000 shares authorized: 0 issued or outstanding at January 31, 2014 and October 31, 2013)	-	-
Common Stock – $.01 par value (19,900,000 shares authorized:
14,050,390 and 14,016,011 shares issued and outstanding at January 31, 2014 and October 31, 2013, respectively)	141,000	140,000
Additional paid-in capital	88,463,000	88,160,000
Retained earnings	17,287,000	19,098,000
Accumulated other comprehensive income	713,000	255,000
Total stockholders’ equity	109,604,000	110,653,000
Total liabilities and stockholders’ equity	$219,135,000	$209,914,000

Limoneira Company

Consolidated Statements of Operations (unaudited)

	Three months ended January 31,
	2014	2013
Revenues:
Agribusiness	$24,704,000	$16,298,000
Rental operations	1,134,000	1,036,000
Real estate development	44,000	48,000
Total revenues	25,882,000	17,382,000
Costs and expenses:
Agribusiness	23,462,000	18,587,000
Rental operations	728,000	619,000
Real estate development	344,000	243,000
Selling, general and administrative	3,541,000	3,265,000
Total costs and expenses	28,075,000	22,714,000
Operating loss	(2,193,000)	(5,332,000)
Other income (expense):
Interest expense	-	(124,000)
Interest income related to derivative instruments	-	221,000
Interest income	20,000	24,000
Other income, net	153,000	417,000
Total other income	173,000	538,000

Loss before income tax benefit and equity in earnings of investments	(2,020,000)	(4,794,000)
Income tax benefit	717,000	1,655,000
Equity in earnings of investments	84,000	17,000
Net loss	(1,219,000)	(3,122,000)
Preferred dividends	(66,000)	(66,000)
Net loss applicable to common stock	$(1,285,000)	$(3,188,000)

Basic net loss per common share	$(0.09)	$(0.28)

Diluted net loss per common share	$(0.09)	$(0.28)

Dividends per common share	$0.04	$0.04

Weighted-average common shares outstanding-basic	14,030,000	11,220,000
Weighted-average common shares outstanding-diluted	14,030,000	11,220,000